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                                                                    Exhibit 99.1


  MENTOR GRAPHICS PRE-ANNOUNCES RECORD FOURTH QUARTER REVENUES, PRODUCT ORDERS,
             AND GROSS MARGIN; PRODUCT REVENUE GROWTH EXCEEDS 35%

Wilsonville, Ore. January 5, 1999 - Mentor Graphics Corporation (Nasdaq:
MENT) today announced that it expects record revenues for the fourth quarter ended December 31, 1998 of $145 million. Product revenue growth, year-over-year, for the quarter was in excess of 35%. Also, it pre-announced that both product orders and gross margin reached record levels.

"Large customer orders of our new products is driving Mentor Graphics to record revenue levels," said Walden C. Rhines, president and CEO of Mentor Graphics.

Mentor Graphics also expects fourth quarter earnings per share to exceed current First Call analyst consensus estimates of $.17, prior to special charges relating to two technology acquisitions, as well as the relocation of the company's European distribution facility. Mentor plans to announce fourth quarter results after market close on February 2, 1999.

Mentor Graphics Corporation (NASDAQ: MENT) is a world leader in electronic hardware and software design solutions, providing products and consulting services for the world's largest electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of $468 million and employs approximately 2,500 people worldwide. Company headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentorg.com.

For the latest financial information about Mentor Graphics, visit our web site at http://www.mentorg.com/investor_relations. Financial information is also available by calling Mentor Graphics fax- on-demand hotline at 1-800-546-4628.

For more information, contact:

Ryerson Schwark
503-685-1660
ry_schwark@mentor.com

Dennis Weldon
503-685-1462
dennis_weldon@mentorg.com